Exhibit (4)(s)

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

RIDER

INVESTMENT PRESERVATION

RIDER DATA PAGE

RIDER EFFECTIVE DATE:	The Rider Effective Date is the Policy Date, as shown on the Policy Data Page.

[INITIAL][1] RIDER HOLDING PERIOD:	[Twelve (12) Policy Years][2]

RIDER MATURITY DATE:	The [12th][3] Anniversary of the Rider Effective Date or the Rider Reset Effective Date, whichever is later.

GUARANTEED AMOUNT*:

[The Guaranteed Amount is determined as follows:

[(a) At issue:]6 The Guaranteed Amount is equal to [100% of]4 the sum of all Premium Payments made in the first Policy Year, including any Premium Credits applicable to those Premium Payments, less all Guaranteed Amount Proportional Reductions made while this Rider is in effect.

[(b) At Rider Reset: The Guaranteed Amount is equal to [100% of]4 the Policy’s Accumulation Value on the Rider Reset Effective Date, less any Guaranteed Amount Proportional Reductions taken after the reset. You will have the option to reset the Guaranteed Amount only if [100% of]4 the Policy’s Accumulation Value equals an amount greater than the current Guaranteed Amount on the date of the Rider Reset. We may suspend or discontinue the Rider Reset option at any time. For more information, see Provision 5 of this Rider.]6]5

[The Guaranteed Amount is determined as follows:

[(a) At issue:]6 The Guaranteed Amount is equal to [150% of]4 the sum of all Premium Payments made in the first Policy Year, including any Premium Credits applicable to those Premium Payments, less all Guaranteed Amount Proportional Reductions made while this Rider is in effect.

[(b) At Reset: The Guaranteed Amount is equal to [150% of]4 the Policy’s Accumulation Value on the Rider Reset Effective Date, less any Guaranteed Amount Proportional Reductions taken after the reset. You will have the option to reset the Guaranteed Amount only if [150%]4 of the Policy’s Accumulation Value equals an amount greater than the current Guaranteed Amount on the date of the Rider Reset. We may suspend or discontinue the Rider Reset option at any time. For more information, see Provision 5 of this Rider.]6]5

*	See Provision 3 of this Rider for limitations on the Guaranteed Amount.

[NOTE: Any amounts deducted from the Policy’s Variable Accumulation Value to make Future Income Purchases will proportionally reduce the Guaranteed Amount under this Rider in the same manner as a Partial Withdrawal, as described in Provision 4 of this Rider.]7

[RIDER RESET CONDITIONS**:

LATEST RIDER RESET DATE: [Twelve (12) Policy Years]9 prior to the Annuity Commencement Date [or Age [seventy-five (75)]10, whichever occurs first]. Both the Owner (oldest owner, if Policy is jointly owned) and Annuitant must be Age [seventy-five (75)]10 or younger on the Rider Reset Effective Date.

RIDER RESET THRESHOLD AMOUNT: The Policy’s Accumulation Value, as discussed in subsection (b) above, that is required to exercise the Rider Reset option.

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RIDER DATA PAGE (Cont’d)

**	See Provision 5 of this Rider for additional Rider Reset conditions.][8]

[DEATH BENEFIT:

If the Owner dies [within two (2) Policy Years of the Rider Maturity Date]12 and the Owner’s Spouse does not continue the Policy pursuant to Provision 8 of this Rider, the death benefit will be equal to the greatest of:

(a) the amount of the death benefit payable under the Policy;

(b) the Guaranteed Amount on the date of the Owner’s death; or

(c) any death benefit available under any other rider attached to the Policy.]11

RIDER CHARGES:

[CURRENT RIDER CHARGE:	[0.65% annually][13] of the Guaranteed Amount][13]

MAXIMUM RIDER CHARGE:	[1.50% annually][14] of the Guaranteed Amount

MAXIMUM RIDER RISK CHARGE ADJUSTMENT:	[2.00% of the Guaranteed Amount][15]

RIDER ALLOCATION ALTERNATIVES

ALLOCATION RESTRICTIONS – This Rider places restrictions on your allocation options, as described in this section below. You must allocate your Premium Payment(s) and make transfers to the available Rider Allocation Alternatives, subject to the restrictions stated in this Rider.

RIDER ALLOCATION ALTERNATIVES:

The Rider Allocation Alternatives are subject to change, as described in Provisions 9 and 11 of this Rider.

1) [DOLLAR COST AVERAGING (DCA) ADVANTAGE ACCOUNT AVAILABLE:]16

[6-Month DCA Advantage Account]17

2) INVESTMENT DIVISION OPTIONS:

Under the Investment Divisions, you have the option to create a portfolio based on the Investment Divisions you select, subject to the Investment Division restrictions under the Asset Allocation Categories described below and in the application and product prospectus, or use one of the Asset Allocation Models described in the application and the product prospectus. You may withdraw your participation in either alternative at any time by submitting a complete set of new allocation instructions that conform to the available Rider Allocation Alternatives. While participating in either option, we will automatically rebalance your current allocations [each Policy quarter]18 to conform to your current allocation instructions. These allocation restrictions will terminate when this Rider ends.

ASSET ALLOCATION CATEGORY RESTRICTIONS:

[[a) You cannot have less than [30%]20 of your total Premium Payment(s) and/or Variable Accumulation Value allocated to Asset Allocation Category [[Group A:][Fixed Income] 21] Investment Divisions; and] 19

[b) You cannot have more than [70%]20 of your total Premium Payment(s) and/or Variable Accumulation Value allocated to Asset Allocation Category [[Group B:][Fixed Income and Equity] 21] Investment Divisions; and] 19

[c) You cannot have more than [10%]20 of your total Premium Payment(s) and/or Variable Accumulation Value allocated to Asset Allocation Category [[Group C:][Equity & Alternative] 21] Investment Divisions] ].19

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RIDER

INVESTMENT PRESERVATION

This Rider is attached to and made a part of the Policy and is effective as of the Policy Date. Capitalized terms used but not defined in this Rider have the meaning set forth in the Policy. In the case of a conflict between any provisions contained in the Policy and this Rider, the provisions of this Rider will control. Should this Rider terminate, the provisions of this Rider will no longer apply, including the allocation and transfer restrictions, and any provisions amended or replaced in the Policy by the terms of this Rider will revert back to the provisions of the Policy.

This Rider provides a guaranteed minimum accumulation benefit. The purpose of this benefit is to provide the Owner with a guaranteed minimum Policy Accumulation Value on the Rider Maturity Date.

This Rider may also provide a guaranteed minimum death benefit. When available, the death benefit is described on the Rider Data Page.

Both the guaranteed minimum accumulation benefit and, if available, the guaranteed minimum death benefit will terminate upon assignment or a change in ownership of the Policy unless a new assignee or Owner meets the qualifications specified in Provision 14 of this Rider.

ALLOCATION/TRANSFER RESTRICTIONS: There are limitations on Premium Payment allocations and transfers. Under this Rider, the Fixed Account is not an available allocation option at any time prior to the Rider Maturity Date. In addition, allocations to the Investment Divisions are restricted in accordance with the Asset Allocation Category restrictions, as described in the Premium Allocation section of the application, the product prospectus, and this Rider, prior to the Rider Maturity Date.

By electing this Rider, you agree that any Premium Payment allocation and/or transfer instructions must follow the provisions noted below. Please read all provisions of this Rider carefully.

DEFINITIONS

ASSET ALLOCATION CATEGORY(IES): Investment Divisions of the Separate Account that NYLIAC has categorized into groups based on investment risk.

RIDER ALLOCATION ALTERNATIVES: The DCA Advantage Account, the Investment Divisions contained within the Asset Allocation Categories, and any Asset Allocation Models provided under this Rider.

GUARANTEED AMOUNT: The dollar amount you are guaranteed to have on the Rider Maturity Date and on which this Rider’s charges are based. The method for determining the Guaranteed Amount is described on the Rider Data Page.

GUARANTEED AMOUNT PROPORTIONAL REDUCTION: The amount deducted from the Guaranteed Amount when a Partial Withdrawal is made from the Policy, as described in Provision 4 of this Rider.

RIDER EFFECTIVE DATE: The date on which this Rider is effective and the date from which the Rider Maturity Date is measured. This date is the same as the Policy Date. However, if this Rider is reset, this date is the same as the Rider Reset Effective Date.

RIDER HOLDING PERIOD: The number of Policy Years between the Rider Effective Date or the Rider Reset Effective Date, whichever is applicable, and the Rider Maturity Date. The initial Rider Holding Period is shown on the Rider Data Page.

RIDER MATURITY DATE: The Policy Anniversary on which the Rider Holding Period ends, as measured from the Rider Effective Date or the Rider Reset Effective Date, whichever is later.

RIDER RESET: The option to reset the Guaranteed Amount and the Rider Holding Period, as described in Provision 5 of this Rider.

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RIDER RESET EFFECTIVE DATE: The new Rider Effective Date, which is established at the time of a Rider Reset. This date will be the Policy Anniversary immediately following the date we receive your Rider Reset request.

RIDER RISK CHARGE ADJUSTMENT: The charge deducted from the Policy’s Accumulation Value upon cancellation of this Rider after the expiration of the thirty (30) day review period described below. This charge is determined as a percentage of the Guaranteed Amount.

RIDER PROVISIONS

1. Rider Benefit

This Rider guarantees that on the Rider Maturity Date, the Policy’s Accumulation Value will be equal to the greater of the Policy’s Accumulation Value on that date or the Guaranteed Amount, as described in Provision 2 of this Rider and on the Rider Data Page.

If the Policy’s Accumulation Value on the Rider Maturity Date is less than the Guaranteed Amount, we will credit to the Policy’s Accumulation Value an additional amount equal to the difference between the Guaranteed Amount and the Policy’s Accumulation Value on the Rider Maturity Date. We will credit this difference to each Rider Allocation Alternative on a pro-rata basis. On the Rider Maturity Date, this Rider will end and the Guaranteed Amount will become the Policy’s new Accumulation Value, if such an adjustment is made.

If the Policy’s Accumulation Value exceeds the Guaranteed Amount on the Rider Maturity Date, no adjustment will be made to the Policy’s Accumulation Value and this Rider will end.

This Rider does not affect the manner in which the Policy’s Accumulation Value is calculated either before or after the Rider Maturity Date.

2. Guaranteed Amount

The method for determining the Guaranteed Amount is shown on the Rider Data Page.

At least once each Policy Year, we will provide a report to the Owner stating the Guaranteed Amount for the current reporting period.

3. Limitations On The Guaranteed Amount

Any Premium Payments received and any Premium Credits applied following the first Policy Year will not be included in the Guaranteed Amount. If you elect the Rider Reset option, any Premium Payments received and any Premium Credits applied after the Rider Reset Effective Date will not be included in the Guaranteed Amount.

4. Guaranteed Amount Proportional Reduction

When you make a Partial Withdrawal from the Policy (including any Required Minimum Distributions), we will reduce the Guaranteed Amount by the amount of the Guaranteed Amount Proportional Reduction. The Guaranteed Amount Proportional Reduction amount is equal to the amount withdrawn from the Policy (including any Surrender Charges that you may incur as a result of the withdrawal), divided by the Policy’s Accumulation Value immediately preceding the withdrawal, multiplied by the Guaranteed Amount immediately preceding the withdrawal. The amount withdrawn will be deducted from each Rider Allocation Alternative on a pro-rata basis, based on your current allocations.

5. Rider Reset

Provided that we make the Rider Reset option available, you have the option to reset the Guaranteed Amount on any Policy Anniversary preceding the expiration of the Rider Holding Period, subject to the Rider Reset conditions shown on the Rider Data Page. If we make the Rider Reset option available and you elect it, a new Rider Holding Period will be established. The new Rider Holding Period will be for the same duration as the initial Rider Holding Period shown on the Rider Data Page or any other optional Rider Holding Period we may make available at the time of the Rider Reset.

To exercise this option, you must submit a Rider Reset request in a form acceptable to us. We will reset the Guaranteed Amount on the Policy Anniversary immediately following the date we receive your Rider Reset request. You may make a Rider Reset request more than one time, subject to the conditions described in this Rider. Each Rider Reset request will reset the Guaranteed Amount only one time. However, we may make an

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automatic reset option available that will allow you to request more than one annual reset at one time. An automatic Rider Reset request is subject to the same conditions as a one-time Rider Reset request.

We may suspend or discontinue the Rider Reset option at any time. Should this occur, we will promptly notify you in writing. Within thirty (30) days after receipt of our written notification regarding the suspension or discontinuation of Rider Resets, you may cancel this Rider without incurring the Rider Risk Charge Adjustment.

Effect Of A Rider Reset

As a result of a Rider Reset, the Rider Effective Date, the Rider Holding Period, the Rider Maturity Date, the Rider Risk Charge Adjustment, the charge for this Rider, and the Allocation Restrictions could change on the next Policy Anniversary after we receive your Rider Reset request.

Upon a Rider Reset, the Rider Effective Date will be known as the Rider Reset Effective Date. The Rider Maturity Date will be measured from the Rider Reset Effective Date, based on the duration of the Rider Holding Period.

A Rider Reset could result in a change to the Rider charge and/or Rider Risk Charge Adjustment. However, these charges will never exceed the maximum charges shown on the Rider Data Page. We will notify you in writing of any changes to these charges, at which time you will have the option to cancel the Rider Reset, as discussed below.

A Rider Reset could also result in a change to the Allocation Restrictions, as discussed above, on the Rider Data Page, and in Provision 9 of this Rider. These changes may include an adjustment to the minimum and/or maximum allocation percentages available under the Asset Allocation Categories described in the Premium Allocation section of the application and in the product prospectus, adding or removing Asset Allocation Models, or discontinuing the availability of the DCA Advantage Account. We will notify you in writing of these changes before the Rider Reset Effective Date and you will have the option to cancel the Rider Reset as discussed below. If you do not cancel the Rider Reset, you must submit a new allocation request with conforming allocation instructions.

Cancelling A Rider Reset

You may cancel your Rider Reset request at any time prior to or within thirty (30) days after the Rider Reset Effective Date. If you cancel your Rider Reset request within this period of time, we will not change the Guaranteed Amount, Rider Holding Period, Rider Effective Date, Rider Maturity Date, Allocation Restrictions, Rider charge or Rider Risk Charge Adjustment.

6. Partial Withdrawals

We will deduct any Partial Withdrawals you request from each Rider Allocation Alternative on a pro-rata basis. As a result, while this Rider is in effect, you may not specify the percentage or dollar amount to be withdrawn from each Rider Allocation Alternative. Upon termination of this Rider, as described in Provision 14 of this Rider, we will permit Partial Withdrawals from any funds that we may make available. Partial Withdrawals are not subject to the Rider Risk Charge Adjustment.

7. Surrender Of Policy

If you surrender the Policy before the Rider Maturity Date, this Rider will end and the provisions under this Rider will no longer apply. Upon surrender, you will receive the Policy’s current Accumulation Value, less any applicable Surrender Charges and additional fees and charges that may apply. We will not assess a Rider Risk Charge Adjustment upon surrender.

8. Death Of An Owner

We may make the Guaranteed Amount available as a death benefit. When available, this death benefit is described on the Rider Data Page.

Upon the death of an Owner, this Rider and the Policy will terminate unless the Owner’s Spouse continues the Policy in accordance with the Spousal continuance provision under the Policy. If the Owner’s Spouse chooses to continue the Policy, no death benefit proceeds will be paid as a consequence of the death. If a death benefit is available under this Rider and your Spouse does not elect to continue the Policy, this Rider will terminate and the Guaranteed Amount may be included in the determination of the death benefit, as described on the Rider Data Page. However, we will not deduct the Rider Risk Charge Adjustment.

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9. Allocation/Transfer Restrictions

Premium Payment allocations and transfers are restricted in accordance with the Asset Allocation Categories and Asset Allocation Models provided in the Premium Allocation section of the application and in the product prospectus until this Rider ends.

(a) Premium Allocations

Subject to the restrictions stated in this Rider, you must allocate your Premium Payment(s) to the Rider Allocation Alternatives provided on the Rider Data Page. The Fixed Account provided in the Policy is not available while this Rider is in effect.

(b) Transfers Among The Rider Allocation Alternatives

You may only make a transfer among the Rider Allocation Alternatives by submitting a complete set of new allocation instructions that conform to the Allocation Restrictions.

If the DCA Advantage Account is available and all or a portion of your Premium Payment is allocated to the DCA Advantage Account, automatic transfers from this account will be made to the same Investment Divisions in the same percentages as provided by your conforming Investment Division allocation request. You may also make transfers from the DCA Advantage Account in addition to the automatic transfers, which will also conform to your Investment Division allocations. Requesting such transfers will not interrupt the automatic transfers unless they result in fully depleting the DCA Advantage Account Accumulation Value.

You may not make transfers to the DCA Advantage Account from any Investment Division(s).

If you elect to allocate a Premium Payment or schedule a transfer to an unavailable allocation option or your election violates the Allocation Restrictions, your allocation will be pended and you will have the opportunity to cancel or modify it. If you decline to cancel or modify your election, you must exercise your right to cancel this Rider as described in Provision 13 of this Rider. We may impose the Rider Risk Charge Adjustment.

If you exercise the Rider Reset option, there may be changes to the Allocation Restrictions, as described in Provision 5.

10. Automatic Rebalancing Of Investment Divisions

While the restrictions described on the Rider Data Page and in Provision 9 of this Rider are in effect, we will automatically rebalance your current allocations to conform to your most recent allocation instructions. The frequency of the automatic rebalance is shown on the Rider Data Page. If this Rider is no longer in effect, you may elect the Automatic Asset Rebalancing option provided under the Policy.

11. Changes By NYLIAC To The Investment Division Options

We may discontinue offering an Investment Division that has merged with an Investment Division not offered with this Rider or that has otherwise been restricted by that Investment Division’s investment advisor. We may also make changes by adding or removing Asset Allocation Categories, re-classifying Investment Divisions from one Asset Allocation Category to another, or adding or removing Investment Divisions offered with this Rider. These changes can be made at any time and may impact your Investment Division allocations. In those instances, we will promptly notify you. You must then submit a new allocation request with conforming allocation instructions. If we do not receive a new allocation request within sixty (60) days after the notification date, we will move the excess percentage amount or the full amount, into a money market fund that we currently make available, as necessary, due to the circumstances of the change to the Investment Division(s). At the next automatic rebalance, any amount being held in the money market fund will be appropriately reallocated pro-rata in accordance with your current allocation instructions. If there are no other Investment Divisions available, the excess percentage will stay in the money market fund until we receive your new allocation instructions.

You will not be provided with information regarding any updates to the allocation percentages in the Asset Allocation Models or the creation of new Asset Allocation Models. We will not reallocate your Variable Accumulation Value based on any such updates or the existence of a new Asset Allocation Model. However, your Asset Allocation Model could change due to events that may impact the Investment Divisions as noted above. You may obtain information on new or updated Asset Allocation Models by contacting your registered representative. You should consult your registered representative periodically to consider whether the Asset Allocation Model you have selected is still appropriate for you. If you wish to allocate your Variable Accumulation Value to another Asset Allocation Model, you may do so by notifying us in writing, subject to availability. In some

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instances, there may be an Asset Allocation Model that is no longer available after you remove your Variable Accumulation Value from it. Any existing Variable Accumulation Value allocated to an Asset Allocation Model that is closed to new investments will remain allocated to that Asset Allocation Model, and we will continue to rebalance it until you remove your allocations from it.

12. Rider Charge

A charge is deducted each Policy quarter and is determined as a percentage of the Guaranteed Amount as of that date. Although the amount of the charge is calculated based on the Guaranteed Amount, we will not reduce the Guaranteed Amount as a result of the charge. Instead, we will deduct the charge each applicable Policy quarter, on a pro-rata basis, from each Rider Allocation Alternative you have selected.

The charge percentage in effect on the Rider Effective Date will not change after this Rider is issued, but it may change upon a Rider Reset, as discussed in Provision 5 of this Rider. Should the Rider Reset result in an increased Rider charge, this charge will never exceed the maximum charge shown on the Rider Data Page.

The charge percentage that is in effect for this Rider on the date we receive your Rider Reset request will remain in effect until the last day of the Policy quarter that precedes the Rider Reset Effective Date. Beginning on the first Policy quarter following the Rider Reset Effective Date, we will apply any new Rider charge as a percentage of the reset Guaranteed Amount.

Rider charges will no longer be deducted once this Rider terminates, in accordance with Provision 14 of this Rider.

13. Cancellation Of Rider

This Rider may be cancelled as described below. Once cancelled, this Rider cannot be re-elected or reinstated.

(a) During the 30-Day Review Period

Within thirty (30) days after delivery of the Policy and Rider, you may cancel this Rider without incurring the Rider Risk Charge Adjustment, by providing to us, or to the agent/registered representative through whom you purchased the Policy, a written request for cancellation. Upon receipt of this request, we will promptly cancel this Rider and refund any charges that may have been assessed for this Rider.

(b) After the 30-Day Review Period

You have the right to cancel this Rider at any time after the thirty (30) day review period. However, we will deduct a Rider Risk Charge Adjustment from the Policy’s Accumulation Value upon cancellation, except if you cancel as a result of our suspension or discontinuation of the Rider Reset option, as described in Provision 5 of this Rider. The cancellation will be effective on the date we receive your request. The Rider Risk Charge Adjustment is a percentage of the Guaranteed Amount as of that date and we will deduct it from each Rider Allocation Alternative on a pro-rata basis.

The percentage used to determine the Rider Risk Charge Adjustment will not change once it is set on the Rider Effective Date, but it may change if there is a Rider Reset, as described in Provision 5 of this Rider. Should the Rider Reset result in an increased Rider Risk Charge Adjustment, the charge will never exceed the maximum charge shown on the Rider Data Page. Upon a Rider Reset, any new percentage will be effective on the Rider Reset Effective Date.

14. Termination Of Rider

This Rider will end on the earliest to occur of the following events:

(a)	The Rider Maturity Date;

(b)	If you fully surrender the Policy for any reason;

(c)	If you cancel this Rider;

(d)	If we terminate the Policy as described in the Policy’s termination provision;

(e)	Upon the death of an Owner, except as provided in 14(g)(ii) below; and

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(f)	If there is a change of ownership, or an assignment, of the Policy unless:

i)	the new Owner or assignee assumes full ownership of the contract and is essentially the same person (e.g., an individual ownership changed to a personal revocable trust, a change to a court appointed guardian representing the Owner during the Owner’s lifetime);

ii)	the Owner’s Spouse, when designated as the sole primary Beneficiary, continues the Policy after the Owner dies, as described in the Policy;

iii)	the assignment is for the purpose of effectuating an exchange of the contract under section 1035 of the Internal Revenue Code (i.e., this Rider may continue during the temporary assignment period and not terminate until the contract is actually surrendered); or

iv)	the new Owner or assignee is a member of the Owner’s immediate family. Immediate family members are limited to the Owner’s Spouse, children, parents, and siblings. A change of ownership or assignment from the original Owner to an immediate family member may only be made one time while this Rider is in effect. A change in ownership to an immediate family member may have adverse tax consequences; please consult with your tax advisor.

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION

[		]	[22]
President

[		]	[22]
Secretary

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